Exhibit 10.7

October 29, 2015

Dear David:

Life360, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as a Chief Product Officer and you will initially report to Chris Hulls. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Subject to the fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on Monday, November 2, 2015.

2. Base Salary. You will be paid a starting salary at the rate of $200,000 for the first year of your employment. On your first year Anniversary, your annual base salary will be $350,000 which will be paid in accordance with the Company’s standard payroll policies and subject to all applicable withholdings and other required deductions.

3. Stock Option. It will be recommended to the board of directors that you will be granted an incentive stock option (the “Option”) entitling you to purchase 461,238 shares of common stock at the fair market price of the stock at the time of the grant. The Option shall vest pursuant to a 48 month vesting schedule, which provides that 1/4th of the shares subject to the Option shall become vested after 12 months of full time employment, and 1/48th of the shares subject to the Option shall vest for each month of your full time employment thereafter. The Option’s exercise price per share will be equal to the fair market value per share of the Company’s common stock on the Option grant date, as determined by the Board in good faith.

4. Acceleration. In the event the Company is acquired within the first 18 months from your start date, and you are involuntarily terminated or constructively terminated (defined below) in the first 12 months from the Acquisition date, 100% of any remaining shares will immediately become vested. In the event the Company is acquired after 18 months from your start date and you are involuntarily terminated or constructively terminated, 100% of any remaining shares will immediately become vested.

Constructive termination is defined as:

i.	Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than misconduct.

ii.

Optionee’s voluntary resignation following: a) a change in his/her position with the Corporation (or parent corporation employing optionee) which materially reduces his/her responsibilities or duties, or the level of management to which he/she reports b) reduction in the optionee’s level of compensation (including base salary, fringe benefits and target bonus) other then across-the-board reduction of compensation by the entire company, c) relocation of optionee’s employment more than 50 miles, provided and only if such change, reduction or relocation is effected by the Corporation without the optionee’s consent.

5. Severance. In case you are involuntarily terminated or constructively terminated (defined above) you will be entitled to 2 weeks of your then base salary for every month of service with the restriction that the severance period is not to exceed 6 months.

6. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

7. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10. Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all withholding and any other deductions required by applicable law.

11. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and a facsimile or scanned image signature will be deemed an original and valid signature.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, the Plan, the Option or any other securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate in any Company activity, the Plan or any benefit program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We look forward to your favorable reply and to working with you at Life360!

Very truly yours,

LIFE360, INC.

/s/ Chris Hulls
Chris Hulls

CEO

ACCEPTED AND AGREED

David Rice

/s/ David Rice
(Signature)

10/31/2015 | 1:56 AM PT
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